AGREEMENT


This Agreement of Sale (the "Agreement") is made and entered into as of this 30th day of September, 2005, by and between SOLPOWER CORPORATION, a U.S. Public Company with its principal offices located at 11555 Heron Bay Boulevard, Coral Springs, Florida, hereinafter referred to as "Seller", and Les Woolridge, or assigns, an individual residing in Victoria, Australia, hereinafter referred to as "Buyer."


                                    RECITALS

     WHEREAS, Seller owns Virtual Technology (Australia) Pty Ltd. hereinafter "VT", an Australian Corporation which has the sales, distribution, marketing and manufacturing rights worldwide to the product, SP34E, SP22E-A, SP22E-B and SP22E-C refrigerant gas products, hereinafter referred to as the Products.

     WHEREAS, Seller acquired the exclusive worldwide sales, distribution, marketing and manufacturing rights to SP34E, pursuant to an agreement dated January 31, 2003.

     WHEREAS, Seller desires to sell 100% of the outstanding common stock of VT to Buyer under the following terms and subject to the conditions set forth in this Agreement.


                                    AGREEMENT

     NOW THEREFORE, in consideration of the Recitals and the conditions and representations hereinafter set forth, the parties agree as follows:

     1. SELLER hereby agrees to deliver 100% of the Common Stock of VT and all assets and all liabilities.

     2. BUYER hereby agrees to purchase 100% of the Common Stock of VT including all assets and liabilities.

     For these rights Buyer agrees to pay the Seller a royalty equal to four percent (4%) of gross sales (excluding taxes and freight) for a period of 20 years. This payment will be due quarterly, ending March 30, June30, September 30, December 31, within 45 days of the end of each quarter. 3. Non-Compete and Confidential Information

     A. Seller hereby agrees that it will not enter into any sales, distribution, licensing, manufacturing or any other commercial application of the PRODUCTS for a period of five (5) years. Seller further agrees to keep all information concerning the PRODUCTS as Confidential. Confidential Information shall mean all information relating to Seller's business provided by Seller to Buyer and identified in writing as confidential at the time or within fifteen
(15) days, of the disclosure. Confidential Information does not include any material or information of Buyer that has been or may hereafter be acquired by Buyer from any third person not under binder of secrecy to Buyer, which is made public by Buyer, or which is otherwise in the public domain.

     B. Seller shall not in any manner communicate the Confidential Information of Buyer to any third party without Buyer's written consent.

     4. Requisite Authority - Each party represents to the other party that all necessary corporate and/or such other approvals and authorizations needed to make this Agreement enforceable have been obtained by the undersigned. Each party will provide the other with documentation regarding such approvals and authorizations within fifteen (15) days upon request by the other party.

     5. Liability/Indemnification - Seller/Buyer shall in no way be held responsible or liable ~o Seller/Buyer or any other Party for the performance of Seller/Buyer or the failure of Seller/Buyer in any capacity whatsoever in which the Seller/Buyer operates, including any and all contracts which Seller/Buyer may have with other parties. Seller/Buyer shall defend and hold harmless Seller/Buyer against any and all liability, claim or demand on account of property loss or damage or others arising out of or in any manner connected with the performance of this Agreement, whether such injury, loss, or damage shall be caused by the negligence of Seller/Buyer, its employees, or any other party for whom Seller/Buyer is responsible, and Seller/Buyer, at its own expense, shall defend any and all actions based thereon and shall pay all attorney's fees and all costs and all other expenses arising therefrom; provided however, that this indemnity shall not cover any liability for damages caused by or resulting from any negligence of Seller/Buyer, his representatives, employees, or agents.

     6. Non-waiver - The waiver of one breach or default hereunder shall not constitute the waiver of any subsequent breach or default.

     7. Severability - In the event anyone or more provisions of this Agreement are determined to be invalid or unenforceable, such provision or provisions shall be deemed severable from the remainder of this Agreement and shall not cause the invalidity of the remainder of this Agreement.

     8. Governing Law - This Agreement shall be governed by and construed in accordance with the laws of the State of Florida in the United States.

     9. Currency - All dollar figures are represented in US Dollars.

     10. Arbitration - Any controversy, claim or dispute between the parties directly or indirectly concerning this Agreement or the breach thereof, or the subject matter hereof, including questions concerning the scope and applicability of this arbitration clause, shall be finally settled by arbitration in Broward County, Florida in accordance with the rules then pertaining to the American Arbitration Association with regard to commercial arbitration.

     11. Entire Agreement. This Agreement and the Exhibits hereto, as signed by the parties, sets forth the entire Agreement and understanding of the parties and merges all prior discussions and writings between them with regard to this Agreement.


The parties have executed this Agreement as of the date first set forth above.


SOLPOWER CORPORATION                           LES WOOLRIDGE
                                               OR ASSIGNS




By:  /s/ Robert Kohn                           By: /s/ Les Woolridge
------------------------                       -------------------
Robert Kohn                                    Les Woolridge
Chief Executive Officer